Exhibit 28(h)(ii)

SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT

SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT, made and entered into as of December 16, 2009, and amended and restated as of July 1, 2014 and December 29, 2016, between PFM FUNDS, a Virginia business trust (the “Trust”), and PFM ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is comprised of the investment portfolios identified on Schedule A of this Agreement, each represented by a separate series of shares of beneficial interest in the Trust (the “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust desires to appoint the Administrator to perform certain administrative services for the Trust.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Delivery of Documents. The Trust has furnished the Administrator with copies properly certified or authenticated of each of the following:

(a)          The Trust’s Articles of Trust, as filed with the Clerk of the State Corporation Commission of the Commonwealth of Virginia on September 25, 2008, and its Declaration of Trust, as presently in effect (such Declaration of Trust, as presently in effect and as it may from time to time be amended, the “Declaration of Trust”);

(b)          The Trust’s By-laws, as presently in effect (such By-laws, as presently in effect and as they may from time to time be amended, the “By-laws”);

(c)          Resolutions of the Trust’s Board of Trustees (the “Board”) authorizing the appointment of the Administrator and approving this Agreement;

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(d)          The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(e)          The Trust’s most recently filed amendment to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”); and

(f)          The current Prospectuses and Statements of Additional Information of the Funds (such Prospectus and Statement of Additional Information of each Fund, as presently in effect and all amendments and supplements thereto, a “Prospectus”).

The Trust will furnish the Administrator, from time to time, with executed copies of all amendments and supplements to the foregoing.

2.            In General.

The Administrator agrees, all as more fully set forth herein, to perform the functions set forth herein for the Trust for compensation as set forth in Section 7 hereof.

3.            Duties and Obligations of the Administrator with respect to the Trust.

(a)          Subject to the succeeding provisions of this section and subject to the direction and control of the Board, the Administrator shall provide all administrative services to the Trust, other than those relating to the investment portfolios of the Funds and the maintenance of the Trust’s accounting books and records. As part of such duties, the Administrator shall:

(i)          provide office space and equipment in connection with the maintenance of the headquarters of the Trust;

(ii)         maintain the Trust’s books and records (other than accounting books and records), oversee the insurance relationships of the Trust, and prepare (or assist counsel and auditors in such preparation) for the Trust all required tax returns, registration statements (including amendments thereto), Prospectuses and supplements, proxy statements and reports to the Trust’s shareholders and directors, and reports to and other filings with the SEC and any other governmental agency;

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(iii)        arrange for the preparation, on behalf of the Trust, of such applications and reports as may be necessary to register or maintain the registration of the Trust, the Funds and/or shares of the Funds under the securities or “blue-sky” laws of the Commonwealth of Virginia and such other states in which the shares of the Funds may be offered for sale;

(iv)        respond to all inquiries or other communications of shareholders of the Trust and broker-dealers, if any;

(v)         oversee all relationships between the Trust and its custodian(s), including such administrative matters as are applicable to the issuance or redemption of the shares of the Funds; and

(vi)        liaison with the Trust’s independent public accountants.

(b)          All activities performed by the Administrator under this Section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-laws; (4) any policies and determinations of the Board; and (5) fundamental investment policies of the Funds, as reflected in the Trust's registration statement under the 1940 Act, or as amended by the shareholders of the Funds.

(c)          Nothing in this Agreement shall prevent the Administrator or any officer or employee thereof from acting as investment adviser or manager for any person, firm or corporation and this Agreement shall not in any way limit or restrict the Administrator or any of its partners, officers, stockholders or employees from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Administrator expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

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4.            Confidentiality.

The Administrator will treat confidentially and as proprietary information of the Trust and the Funds all records and other information relative to the Trust and the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

5.            Services Not Exclusive.

The services furnished by the Administrator hereunder are deemed not to be exclusive, and the Administrator shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

6.            Office Space and Facilities.

The Administrator agrees that it will, at its own expense, provide office space and facilities, equipment and personnel for the performance of its functions hereunder.

7.            Compensation of the Administrator.

For the services rendered hereunder to the Trust and the Funds, the Administrator shall receive the compensation set forth in Schedule A attached hereto, which is incorporated herein by reference.

8.            Duration and Termination.

(a)          This Agreement shall become effective as of the date amended and restated, and shall, unless terminated as hereinafter provided, continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, but only so long as such continuance is specifically approved at least annually by the Board, including the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

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(b)          This Agreement may be terminated by the Administrator at any time without penalty upon giving the Trust at least sixty (60) days’ written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Administrator at least sixty (60) days’ written notice (which notice may be waived by the Administrator); provided that, if termination is by the Trust, it shall be directed or approved by the vote of a majority of all of its Trustees in office at the time, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust.

9.           Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.          Governing Law. This agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Virginia and the applicable provisions of the 1940 Act. To the extent the provisions of Virginia law conflict with the 1940 Act, the latter shall control.

11.          Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Virginia law.

12.          Liability of the Trust. The obligations of the Trust hereunder shall not be binding upon the Trustees, shareholders or officers of the Trust personally and shall be binding only on the assets of the Trust~~,~~ and the obligations of each Fund hereunder shall be binding only on the assets of such Fund and shall not bind the assets of any other Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Agreement to be duly executed as of December 29, 2016.

PFM FundS

BY:

PFM ASSET MANAGEMENT LLC

BY:

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Schedule A

For the services rendered hereunder, the Administrator shall be entitled to receive the following fees from the Funds:

Fund	Applicable Annual Rate

Government Select Series	.02 of 1% of average daily net assets

Such fees shall be computed daily and paid monthly.

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